EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 23, 2010 (November 2, 2010 as to the change in segment composition impacting Note 2, Note 7 and Schedule III), relating to the financial statements and financial statement schedules of Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008) for the year ended December 31, 2009, appearing in this Current Report on Form 8-K dated November 2, 2010 of Hartford Life Insurance Company.
Form S-3 Registration Nos.

333-133693
333-133694
333-133695
333-133707
333-157272
333-163640
333-165129
DELOITTE & TOUCHE LLP
Hartford, Connecticut
November 2, 2010